Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated January 21, 2005 (except for Note lE and Note 1P, as to which the date is January 31, 2006) accompanying the consolidated statements of income, shareholders’ equity, and cash flows of Community Partners Bancorp (parent of Two River Community Bank) for the year ended December 31, 2004 included in the 2006 Annual Report of Community Partners Bancorp on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in this Registration Statement and Prospectuses.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

August 24, 2007